Exhibit 99.2

Earnings Release Call Script - June 30, 2024 10-K – Fri Sep 27 8:00am

Brian Siegel

Thank you, Operator.

Good morning and welcome to Moving iMage Technologies' earnings conference call and webcast.

With me today is Chairman and CEO, Phil Rafnson, who will provide an industry overview; Co-Founder and Executive VP of Sales and Marketing, Joe Delgado, who will provide a strategy and business overview; and our CFO, Bill Greene. For those of you that have not seen today's release, it is available in the Investors section of our website.

Before beginning, I would like to remind everyone that, except for historical information, the matters discussed in this presentation are forward-looking statements that involve several risks and uncertainties. Words like believe, expect, anticipates, mean that these are our best estimates as of this writing, but that there can be no assurances that expected or anticipated results or events will actually take place. Actual future results could differ materially from those statements. Further information on the Company's risk factors is contained in the Company's quarterly and annual reports filed with the SEC.

Now, I'd like to turn the call over to Phil. Go ahead Phil.

Phil Rafnson

Thank you, Brian, and thanks to everyone joining us today. I'm Phil Rafnson, CEO of Moving iMage Technologies, or MiT. We're excited about the future of cinema and the broader entertainment industry, where MiT is positioned to lead with cutting-edge technologies.

Fiscal 2024 was truly a tale of two vastly different business environments. We began with excellent first-quarter results, marked by strong revenue growth and profitability. However, the momentum we built was halted by the actors' and writers' strikes, which significantly affected our second through fourth-quarter results. Our customers were unable to initiate their budgeting process—and consequently spend those budgets—until the strikes were resolved. This created a tough environment for generating near-term value, but we remained focused on positioning MiT for long-term success.

During this challenging period, we took proactive steps to strengthen our future prospects. During fiscal 2024, we repurchased 758 thousand shares of stock in the open market; we advanced the development and go-to-market strategies for our emerging, higher-margin, recurring revenue products—such as MiTranslator, E-caddy, and CineQC—and most recently implemented $600,000 in annualized cost reductions. These actions are not only enhancing our operational efficiency but also aligning us with future growth opportunities.

We believe we’ve successfully navigated this period and positioned the Company for a return to growth, with greater operating leverage as a result of the strategic initiatives we’ve executed over the past 12 months. By the June quarter, we saw the cinema industry regain its footing, despite the strikes, with the resurgence of blockbuster films and growing demand for premium cinema experiences driving a revitalized market. MiT, as a leader in innovative technology solutions for exhibitors, is well-positioned to capitalize on this momentum and ride the wave of industry growth moving forward.

Looking ahead, we’re confident in the continued strength of the industry. Consumers are demanding high-quality, immersive viewing environments, and exhibitors are responding by investing in advanced projection, immersive audio, and premium amenities. Here’s why we’re excited:

1.	Theaters are investing heavily: The eight largest cinema chains in the U.S. and Canada plan to invest over $2.2 billion in upgrades over the next three years. Smaller chains will follow suit to stay competitive, driving further demand for our technologies.
2.	Mandatory tech upgrade cycle: The cinema industry is entering a new upgrade cycle as projectors and servers reach end of life. The last cycle lasted 6 years. Today, we’re just in the first inning of this shift, and we already see significant opportunities. For example, just one medium sized customer alone plans to upgrade over 200 projectors, representing $15-25 million in potential projector sales alone for us over the next four years.
3.	Strategic investments by major players: Sony Pictures recently acquired Alamo Drafthouse, signaling strong confidence in the future of theatrical releases. We expect this to accelerate growth and present further opportunities for MiT.
4.	Diversification of theater offerings: Cinemas are expanding into live events, gaming, and corporate rentals, which requires versatile, high-performance equipment. Our MovEsports product and other solutions position MiT perfectly to meet these evolving needs.

In summary, the cinema industry is transforming, and MiT is right at the heart of it. The shift toward premiumization and technological innovation aligns perfectly with our offerings.

We’re confident in our ability to drive sustained growth and continue delivering world-class solutions to enhance the moviegoing experience.

Thank you. Joe?

Joe Delgado

Thank you, Phil, and good morning, everyone.

As Phil mentioned, Fiscal 2024 posed its share of challenges, but we faced them head-on and continued to make progress across several key growth initiatives. These efforts are setting the stage for a significant transformation of our business model, one that we’re confident will fuel even higher growth rates and profitability in the years to come.

Starting with our core cinema business, we’re seeing strong signs of a promising future. A key driver of this optimism is the technology upgrade cycle. Over the next four years, more than 10,000 projectors will reach the end of their lifecycle and will need to be replaced with newer laser technology. These projectors range in price from $30,000 to $130,000, depending on brightness and other variables. While we won’t capture every opportunity, our experience gives us confidence. During the last upgrade cycle, we reached $50 million in annual sales, and this time we’re more diversified, having introduced over 200 proprietary, higher-margin products, many of which complement these upgrades. Additionally, since the last cycle, we’ve added the Caddy brand of products and ADA compliance offerings to our portfolio, giving us even more avenues for growth and margin expansion.

We’re also incredibly excited about our partnership with LEA Professional, where we have global distribution rights for their smart power amplifiers in the cinema market. LEA’s products not only carry high margins but also stand out with a warranty that’s twice the industry standard, setting them apart from larger competitors. The opportunity here is tremendous. We estimate the total installed base in this market is valued at $630 million, and 5-10% of this base will need replacement annually, giving us a total addressable market, or TAM, of $32-63 million per year. We’re already in testing with several top ten cinema circuits, and successfully completed one test with others expected to wrap by year-end. If results are as positive as we expect, we should see orders begin flowing in Fiscal 2025. Moreover, LEA is pivotal to our European expansion strategy, where we’re already in talks with potential customers. We plan to start making inroads in Europe within the next 12-18 months.

Now, let’s talk about some of our most exciting opportunities beyond the cinema market, starting with Esports, where we’ve developed a much more refined and focused strategy. Initially, our Esports initiative with SNDBX — aimed at creating the 'Little League' of Esports

— faced some delays due to SNDBX’s extended fundraising efforts. But as a company, we adapted. While SNDBX shifts from fundraising to launching its operations, we’ve evolved our approach to Esports. Instead of relying solely on SNDBX’s rollout, we’ve begun pursuing direct sales to large theater circuits with the internal marketing and infrastructure to support Esports leagues independently. This pivot allows us to engage with theaters that are ready to roll out Esports leagues, and we’re already in active discussions with several of these theater circuits.

On the SNDBX front, they’re now preparing to launch league play at eight sites in Florida and Texas, likely in early 2025. We see this as a major turning point for their business and an important milestone in our overall strategy. Once these leagues are operational, we anticipate further expansion across the U.S., which will significantly boost our Esports-related revenues. Since we had zero Esports-related sales in Fiscal 2024, any revenue generated in Fiscal 2025 will be incremental and provide a nice contribution to our bottom line. We’re confident that as SNDBX ramps up and as our direct-sales strategy takes hold, Esports will become a significant revenue driver for MiT in the coming years. Also, we’ve already garnered international interest, so we expect this to be part of our geographic expansion strategy as well in the coming years.

And now, onto our eCaddy offering — a truly groundbreaking opportunity that I’m incredibly excited about. The potential here is immense. We’re talking about millions of existing stadium and arena seats that could be retrofitted with our technology-infused Caddy cupholders, plus an ever-growing pipeline of new build opportunities. What’s really exciting about eCaddy is that we’re not just talking about a simple product upgrade; we’re introducing a suite of smart applications and services designed specifically for stadiums and arenas. Think about it: these cupholders won’t just hold drinks, they’ll be integrated into fan experiences, with the potential to offer everything from mobile ordering to sponsor-driven promotions, enhancing both the fan experience and venue revenue streams.

We’ve already received phenomenal feedback from executives in Major League Baseball and other major sports venues, and we’re now finalizing the technology and design for prototypes. These prototypes will be key as we begin submitting proposals for field testing with select stadiums and arenas. Once we have the prototypes in hand, we’ll engage in even deeper discussions with our target customers and potential partners, with the goal of initiating field tests in 2024.

But that’s just the beginning. The eCaddy platform offers nearly unlimited potential. With tens of millions of stadium and arena seats worldwide, and the ability to adapt this technology for various sports and entertainment venues, we’re tapping into potentially a multi-billion-dollar market opportunity. We believe eCaddy can generate significant, high-

margin recurring revenue as it scales — and the demand for technology-driven fan engagement tools will only continue to grow.

In summary, despite external industry challenges, we’ve remained focused on our long-term goals and have made significant progress. Our legacy cinema business is as strong positioned as ever, and our new growth initiatives — particularly in emerging markets like Esports and eCaddy — are filled with potential. As the industry recovers from recent setbacks, including the Hollywood strikes, we expect our strategies to pay off in a big way. We’re still in the early stages, but we’re incredibly excited about what’s ahead, and we look forward to keeping you updated as we hit key milestones.

With that, I thank you, and I'll turn it over to Brian.

Brian Siegel

Thanks Joe, and thank you, everyone, for attending our earnings call.

We started the year strong, with 13% revenue growth and solid profits in Q1. However, the year evolved into a transitional period as revenue flattened, gross margin declined, and non-GAAP losses increased. This shift was largely due to the actor and writer strikes, which impacted the entire industry beginning in our fiscal Q2. The strikes caused a temporary freeze in customer spending, and even after their resolution, it took time for the box office to recover, with some of our clients taking up to six months to finalize their 2024 budgets.

Despite these challenges, we saw encouraging momentum in Q4. Revenue grew 10%, reaching $6.3 million. This growth was driven by the completion of a significant project for Alamo Drafthouse, initial orders for our LEA products from major theater chains for testing purposes, and purchases related to the technology upgrade cycle for projectors and servers. For the full year, revenue was flat at $20 million.

Gross profit for the fourth quarter was $1.4 million, a 2.3% increase from the prior year. However, gross margin declined by 170 basis points, primarily due to the fulfillment of a large, low-margin but high-operating-margin seat order, as well as lower capacity utilization. For the full year, gross profit decreased by 11.8%, with gross margin down 300 basis points, reflecting changes in product mix and capacity utilization.

On the expense side, GAAP operating expenses totaled $1.9 million compared to $2.8 million last year.

GAAP operating loss was $(0.5) million, compared to $(1.4) million last year. For the full year, our operating loss narrowed to $1.6 million from $2 million last year. Notably, last year’s results included $1 million in one-time write-offs, which did not recur in fiscal 2024.

GAAP net loss for Q4 improved to $(0.4) million, or $(0.04) per share, compared to $(1.3) million, or $(0.12) per share, last year. For the full year, GAAP net loss and loss per share were $1.4 million and $0.13, an improvement from $1.8 million and $0.16 per share in fiscal 2023.

On a non-GAAP basis, Q4 net loss was $(0.4) million, or $(0.04) per share, compared to $(0.2) million, or $(0.02) per share, last year. For the full year, non-GAAP net loss and loss per share were $1.4 million and $0.13, compared to $0.7 million and $0.07 last year, reflecting the absence of last year’s write-offs.

Looking at our balance sheet, we ended the year with $5.3 million in cash and cash equivalents. Despite the industry headwinds, we continued to return value to shareholders, repurchasing approximately 758,000 shares during the fiscal year, completing our buyback program with a total of 1 million shares repurchased.

Looking ahead to fiscal 2025, as Phil mentioned earlier, we proactively took actions to reduce our expense run rate by $600,000 annually, and we expect to realize $500,000 of this in FY25. This included streamlining compensation and marketing expenses across all levels of the company. These measures will help us achieve breakeven at a lower revenue threshold of approximately $21 million, depending on gross margin. Additionally, the share buyback program we completed will further enhance our EPS once we achieve profitability.

In summary, while the strikes impacted the broader industry this year, we remained focused on advancing our growth initiatives, many of which are progressing behind the scenes. For our investors, we are committed to providing updates on milestones as our emerging growth strategies unfold, and we will continue to announce any key developments or orders through press releases and earnings calls as well as on X, where we encourage you to follow us at our handle @movingimagenews. Also, we plan to upgrade our antiquated IR site over the next month so keep an eye out for that.

In general, we are feeling better about our prospects heading into the end of the calendar year and plan to accelerate IR activities. Joe and I will be at the LD Micro Main Event on October 29th and 30th. For those attending, we encourage you to set up 1:1 meeting through the conference portal or contact me directly, and I’ll be happy to facilitate.

Thank you for joining us today, and we look forward to speaking with you again during our next call in November. Operator, we are ready for questions if there are any.